Exhibit 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors

Roanoke Electric Steel Corporation:

The audit referred to in our report dated January 11, 2006, with respect to the consolidated financial statements of Roanoke Electric Steel Corporation, included the related consolidated financial statement schedule (Schedule II – Valuation and Qualifying Accounts) as of October 31, 2005 and for the year then ended included in Item 15(c) of the Company’s 2005 Annual Report on Form 10-K. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audit. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-27359), (Form S-8 No. 33-35243), (Form S-8 No. 333-25299), (Form S-8 No. 333-49525), and (Form S-8 No. 333-122726) of our reports dated January 11, 2006, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the 2005 Annual Report on Form 10-K of Roanoke Electric Steel Corporation. Our report on the consolidated financial statements refers to a change in the method of accounting and reporting for share-based payments.

/s/ KPMG LLP

Roanoke, Virginia

January 11, 2006